Exhibit 10.1

Execution Version

SECOND AMENDMENT
TO
THE RELIANCE STEEL & ALUMINUM CO.
DEFERRED COMPENSATION PLAN
(Amended and Restated Effective January 1, 2013)

THIS SECOND AMENDMENT (the “Amendment”) to the Reliance Steel & Aluminum Co. Deferred Compensation Plan, as amended from time to time (the “Plan”) is made as of February 14, 2023.

WHEREAS, Reliance Steel & Aluminum Co. (the “Company”) maintains the Plan to provide a select group of management or highly compensated employees the opportunity to defer receipt of compensation;

WHEREAS, for purposes of this Amendment, capitalized terms used herein that are not defined shall have the meanings given to them in the Plan;

WHEREAS, pursuant to Section 11.2 of the Plan, the Committee or the Company is authorized to amend or modify the Plan from time to time; and

WHEREAS, the Committee desires to amend the Plan as set forth herein;

NOW, THEREFORE, the Plan is hereby amended as follows, effective as of the date set forth above:

1.	Article 1 (Definitions) is hereby amended to add the following new defined term, “Eligible Role.”

“Eligible Role” shall mean with respect to a Participant who is an Employee, a position in the Company for which the Committee has determined the Participant is eligible for a Company Contribution for a Plan Year.

2.	The definition of “Retirement” in Article 1 (Definitions) is hereby deleted in its entirety and replaced with the following.

“Retirement,” for purposes of Section 3.5(b) (ii), shall mean with respect to a Participant who is an Employee, a Separation from Service on or after the attainment of age 62.

3.	The definition of “Year of Plan Participation” in Article 1 (Definitions) is hereby deleted in its entirety and replaced with the following.

“Year of Plan Participation” shall mean the total number of full Plan Years a Participant has been a Participant in the Plan prior to his or her Separation from Service (determined without regard to whether deferral elections have been made by the Participant for any Plan Year). For purposes of this definition, a partial year shall not be treated as a full Plan Year, unless the Participant is eligible to receive a Company Contribution for such Plan Year.

4.	Section 3.5 (Vesting) is hereby deleted in its entirety and replaced with the following.

3.5.Vesting.

(a)A Participant shall at all times be 100% vested in the portion of his or her Account Balance attributable to Annual Deferral Amounts, plus amounts credited or debited on such amounts pursuant to Section 3.6.

(b)A Participant generally shall be vested in the portion of his or her Account Balance attributable to any Company Contribution Amounts, plus amounts credited or debited on such amounts pursuant to Section 3.6, in accordance with the vesting schedule(s) set forth in his or her Plan Agreement (if any). If not addressed in such agreements, or if the vesting schedule(s) set forth in such agreements provide a longer vesting schedule than provided in (i) or (ii) below, a Participant shall vest in the portion of his or her Account Balance attributable to any Company Contribution Amounts, plus amounts credited or debited on such amounts pursuant to Section 3.6, as of the earlier of:

(i)the date as of which the Participant attains age 55 and has at least five (5) Years of Plan Participation in an Eligible Role; or

(ii)the date the Participant attains Retirement age.

Notwithstanding the foregoing, no Participant’s Company Contribution Amounts, whether established pursuant to a vesting schedule set forth in his or her Plan Agreement or under a prior default vesting schedule, shall be subject to a longer vesting schedule longer than the schedule set forth in (i) and (ii) above. Conversely, no Participant’s Company Contribution Amounts shall be retroactively vested (i.e., no partially vested Company Contribution Amounts previously distributed shall become fully vested and thus payable even if additional payments remain due to the Participant) nor shall any scheduled payments be accelerated, as a result of the application of the vesting schedule set forth in (i) and (ii) above.

(c)Notwithstanding anything to the contrary contained in this Section 3.5, a Participant shall immediately become 100% vested in any amounts that are not vested in accordance with Section 3.5(b) above upon any of the following events: (i) a Change in Control; (ii) the Participant’s Separation from Service on or after qualifying for Retirement; (iii) the Participant’s death prior to Separation from Service; or (iv) the Participant Disability (defined below) at the time of his or her Separation from Service. The term “Disability” shall mean a Participant’s physical or mental disability in accordance with the terms of agreement with the Company’s long-term disability insurer, as determined by the Committee. If a Participant is not determined to be disabled at the time of his or her Separation from Service, then the Participant shall not vest due to a Disability pursuant to this Section 3.5(c).

5.	Except as otherwise amended herein, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer as of the date first set forth above.

Reliance Steel & Aluminum Co.

By:	/s/ Arthur Ajemyan
Name:	Arthur Ajemyan
Title:	Chief Financial Officer